Exhibit 99.1

                 Family Dollar Reports November Sales


    MATTHEWS, N.C.--(BUSINESS WIRE)--Nov. 30, 2006--Family Dollar Stores, Inc. (NYSE: FDO) reported that net sales for the four weeks ended November 25, 2006, increased 8.0% to approximately $542.5 million from $502.1 million for the four weeks ended November 26, 2005. Sales increases for the November period were the strongest in refrigerated food, electronics, including pre-paid cellular phones and services, and toys. Sales of apparel were soft. The Company had 6,252 stores as of November 25, 2006, including 22 new stores opened in the fiscal November period.

    Comparable store sales for the four-week period increased approximately 2.5%. The Company estimates that sales in 17 markets, which include approximately 600 stores, were positively impacted by hurricanes last year during the period. The Company estimates that comparable store sales in markets not impacted by the hurricanes increased approximately 3% in the November period.



                          Sales        Total Sales   Comparable Store
                         (millions)       Change       Sales Change
                     ------------------------------------------------
November 2006                 $542.5            8.0%             2.5%
First Quarter               $1,624.5            7.5%             1.9%

    The Company expects that comparable store sales in the five-week period ending December 30, 2006, will increase 1% to 3% from the similar period in the prior fiscal year.

    First Quarter Earnings Conference Call Information

    Family Dollar plans to announce financial results for the first quarter ended November 25, 2006, on Wednesday, December 20, 2006. The Company plans to host a conference call on December 20, 2006, at 10:00 A.M. ET to discuss the results. If you wish to participate, please call 1-888-215-0829 for domestic USA calls and 1-706-634-8796 for international calls at least 10 minutes before the call is scheduled to begin. The conference ID for the conference call is 3328533 and the meeting leader is Ms. Kiley Rawlins. A replay of the call will be available from 12:00 P.M. ET, December 20, 2006, through 5:00 PM ET, December 27, 2006, by calling 1-800-642-1687 for domestic USA calls and 1-706-645-9291 for international calls. The conference ID for the replay is 3328533.

    There will also be a live webcast of the conference call that can be accessed at the following link:

         http://www.familydollar.com/investors.aspx?p=irhome.

    A replay of the webcast will be available at the same address noted above after 2:00 P.M. ET, December 20, 2006.

    Cautionary Statements

    Certain statements contained in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company's plans, activities or events which the Company expects will or may occur in the future. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statement. Such risks, uncertainties and other factors include, but are not limited to:

    -- competitive factors and pricing pressures, including energy prices,

    --  changes in economic conditions,

    --  the impact of acts of war or terrorism,

    --  changes in consumer demand and product mix,

    -- unusual weather, natural disasters or pandemic outbreaks that may impact sales and/or operations,

    --  the impact of inflation,

    --  merchandise supply and pricing constraints,

    --  success of merchandising and marketing programs,

    -- the Company's ability to successfully execute its ongoing operational functions,

    -- general transportation or distribution delays or interruptions,

    --  dependence on imports,

    -- changes in currency exchange rates, trade restrictions, tariffs, quotas, and freight rates,

    --  success of new store opening programs,

    -- costs and delays associated with building, opening and operating new distribution facilities and stores,

    -- costs and/or failure to achieve results associated with the implementation of programs, systems and technology, including supply chain systems, store technology, cooler installations and related food programs, Urban Initiative programs, and real estate expansion goals,

    -- changes in food and energy prices and their impact on consumer spending and the Company's costs,

    --  changes in shrinkage,

    --  the Company's ability to attract and retain employees,

    -- changes in interpretations or applications of accounting principles,

    -- changes in state or federal laws or regulations, including the effects of legislation and regulations on wage levels and entitlement programs,

    -- and progress or results of the Company's review of stock option practices.

    Consequently, all of the forward-looking statements made by the Company in this and other documents or statements are qualified by these and other factors, risks and uncertainties, including those set forth under "Cautionary Statement Regarding Forward-Looking Statements" or "Risk Factors" in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed or to be filed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law.

    About Family Dollar Stores, Inc.

    With more than 6,200 stores in a 44-state area ranging northwest as Idaho, northeast to Maine, southeast to Florida, and southwest to Arizona, Family Dollar is one of the fastest growing discount store chains in the United States. Family Dollar has provided value-conscious consumers with competitive prices at neighborhood stores for more than forty-six years. Offering a consistent selection of name-brand and good quality merchandise in an attractive and convenient shopping environment, the Company is focused on continuing to meet the needs of shoppers looking for excellent value.


    CONTACT: Family Dollar Stores, Inc.
             Divisional Vice President
             Kiley F. Rawlins, CFA, 704-849-7496
             http://www.familydollar.com